Exhibit 99.1

For Immediate Release

Contact: Donna Shaults
Enesco Group, Inc.
630-875-5464
dshaults@enesco.com

ENESCO GROUP, INC. ANNOUNCES DEFINITIVE

SALE AND FINANCING AGREEMENTS

Itasca, Ill. – January 23, 2007 – Enesco Group, Inc., a leader in the giftware, and home and garden décor industries, today announced that the Company and an affiliate of Tinicum Capital Partners II, L.P. (“Tinicum”), a private investment partnership, have entered into a definitive asset purchase agreement, which provides for the Tinicum affiliate to purchase substantially all of the assets of Enesco and to assume certain of Enesco’s unsecured liabilities. Under the agreement, the purchase price for Enesco’s business, operations and assets would be paid by the repayment of all or substantially all of Enesco’s senior secured debtor-in-possession financing facility, the forgiveness of certain obligations owed to Tinicum or its affiliates, the assumption of certain of Enesco’s liabilities, and the payment in cash of $600,000.

After the transaction, substantially all of Enesco’s assets would be owned by the Tinicum affiliate, a private company. As previously announced, Enesco does not anticipate there would be any distribution to its stockholders from the transaction, which remains subject to approval by the U.S. Bankruptcy Court. On January 22, 2007, the U.S. Bankruptcy Court entered an order establishing certain procedures to govern the sale process and setting a hearing for February 15, 2007 to consider the proposed Tinicum transaction.

Enesco also announced that the U.S. Bankruptcy Court yesterday gave interim approval to its Debtor-In-Possession financing arrangement with Wells Fargo Foothill, part of Wells Fargo & Company (NYSE: WFC). The financing arrangement, in which Tinicum has purchased a 100% participation interest, provides for a revolving loan facility of up to $65 million, the proceeds of which will be used to pay off Enesco’s existing senior secured debt and to provide working capital for the period prior to the closing of the sale to the Tinicum affiliate. Final approval of the facility is expected to come at a hearing before the U.S. Bankruptcy Court on February 7, 2007.

Basil Elliott, President and CEO of Enesco Group, Inc., said, “This transaction with Tinicum will represent a new era for Enesco. Smooth and continuous operations are critical to Enesco’s success and we greatly appreciate the efforts of all our employees and partners through this transitional phase. We look forward to continuing this strong relationship with all our partners. The employees of Enesco, our retail customers and vendors are eagerly anticipating the partnership with Tinicum to springboard us into a profitable, innovative and exciting future.”

-more-

Terence M. O’Toole, co-managing partner of Tinicum added, “The passion, loyalty, and determination of the employees, vendors and licensors have been both compelling and overwhelming. We are looking forward to becoming an integral part of the Enesco family and the future growth trajectory of the Company.”

About Enesco Group, Inc.

Enesco Group, Inc. is a world leader in the giftware, and home and garden décor industries. Serving more than 44,000 customers globally, Enesco distributes products to a wide variety of specialty card and gift retailers, home décor boutiques, as well as mass-market chains and direct mail retailers. Internationally, Enesco serves markets operating in the United Kingdom, Canada, Europe, Mexico, Australia and Asia. With subsidiaries located in Europe and Canada, and a business unit in Hong Kong, Enesco’s international distribution network is a leader in the industry. The Company’s product lines include some of the world’s most recognizable brands, including Border Fine Arts, Circle of Love, Foundations, Halcyon Days, Jim Shore Designs, Lilliput Lane, Pooh & Friends, Walt Disney Classics Collection, and Walt Disney Company, among others. Further information is available on the Company’s web site at www.enesco.com.

The forward-looking statements contained in this release are based on estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ materially. These factors include the market acceptance of existing and new products, the ability to control manufacturing and operating costs, the successful completion of the Company’s restructuring efforts, achieving forecasted operating and cash flow projections, normal pre-merger notification requirements under federal law, the execution of definitive agreements for the credit facility, successfully satisfy the conditions precedent to the closing of the transactions contemplated by the definitive agreements for the refinancing of Enesco’s debt and purchase and sale of Enesco’s business, operations and assets and successfully completing a sale of Enesco’s business, operations and assets under Chapter 11 of the U.S. Bankruptcy Code. Additional information regarding forward-looking statement risk factors is contained in the Company’s reports and filings with the Securities and Exchange Commission. In light of these risks and uncertainties, the forward-looking statements contained herein may not occur and actual results could differ materially from those set forth herein. You should consider these risks and factors, and the impact they may have when you evaluate these forward-looking statements. The statements are based only on the Company’s knowledge and expectations on the date of this press release.

# # #